Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

T1 Energy Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Debt	4.00% Convertible Senior Notes due 2031	(1)	457(o)	184,000		$1,000.00	$184,000,000.00	0.0001381	$25,410.40
Fees to be Paid	Equity	Common stock, par value $0.01 per share	(2)	Other	37,860,079	$		$0.00	0.0001381	$0.00

Total Offering Amounts:								$184,000,000.00		25,410.40
Total Fees Previously Paid:										0.00
Total Fee Offsets:										0.00
Net Fee Due:										$25,410.40

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Offering Note(s)

(1)	The registration fee is calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended (the “Securities Act”) and represents deferred payment of the registration fees in connection with the Registrant’s registration statement on Form S-3ASR (Registration No. 333-292857) paid with the filing of this prospectus supplement.
(2)	Represents the maximum number of shares that may be issued upon conversion of the 4.00% Convertible Senior Notes due 2031. Pursuant to Rule 457(i) under the Securities Act, there is no filing fee payable with respect to the shares common stock that may be issuable upon conversion of the 4.00% Convertible Senior Notes due 2031 because no additional consideration will be received in connection with any conversion.